NEWS RELEASE

FOR IMMEDIATE RELEASE
December 17, 2003

NORFOLK SOUTHERN TO RECORD CHARGE
ON TELECOMMUNICATIONS ASSETS

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) announced today that it will record a pre-tax charge of approximately $80 million to its fourth-quarter earnings to recognize the impaired value of certain telecommunications assets. This charge will reduce fourth-quarter net income by approximately $50 million or 13 cents per share.

"This charge recognizes the reduced value of telecommunications assets based on prevailing market conditions in the telecommunications industry as reflected by a recent valuation study," said David Goode, chairman, president and chief executive officer. "Norfolk Southern, through its T-Cubed subsidiary, remains committed to its participation in the telecommunications industry, which allows us to leverage our assets to participate in the future development of telecommunications infrastructure."

Norfolk Southern owns Thoroughbred Technology and Telecommunications, known as T-Cubed. T-Cubed's assets include 1,600 miles of fiber-optic infrastructure on Norfolk Southern's eastern rail corridors, and it has completed a number of transactions to provide infrastructure to telecommunications service providers.

Norfolk Southern will report fourth-quarter earnings and other results at its regular quarterly meeting with analysts in New York City on Jan. 28, 2004. Presentation materials and a simultaneous webcast of the meeting will be available on Norfolk Southern's Web site at   www.nscorp.com

Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the Corporation's filings with the SEC) which could cause actual results to differ.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

         (Media) Bob Fort, 757-629-2710

         (Investors) Leanne McGruder, 757-629-2861